UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Amarin Corporation plc

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Amarin Responds to Inaccurate and Misleading Statement by Sarissa

— Board Refreshment Process Has Been Comprehensive, Independent and Transparent; Sarissa’s Candidates Are Not Qualified Versus Recently Appointed Board Members —

— Amarin Recognizes Shareholder Frustration with U.S. IP Loss And Has Taken Decisive Action with a New Strategy, New Team and New Board —

-- Sarissa’s Intervention Will Lead to Distraction, Disruption and Destruction of Future Value —

DUBLIN, Ireland and BRIDGEWATER, N.J., Jan. 19, 2023 — Amarin Corporation plc (NASDAQ:AMRN) (“Amarin” or the “Company”) today issued the following statement in response to Sarissa Capital Management LP (“Sarissa”):

Sarissa is Not the Answer: They Have No Plan, No New Ideas and Their Board Candidates Are Not Qualified

Sarissa is tapping into shareholder frustration but not providing any answers or plans. How specifically does Sarissa plan to increase shareholder value?

Contrary to Sarissa’s misrepresentation of the facts, the Amarin Board of Directors’ refreshment process has been comprehensive, independent and transparent. The Board engaged a leading independent search firm in October 2021 which identified each of the six new independent directors who have joined the Board in the last year. Throughout this process, the Board considered upwards of 30 candidates against clear selection criteria with critical skillsets needed to oversee Amarin’s transformation plan including: international commercial experience, global pharma partnerships and M&A, pricing and reimbursement, finance and healthcare investment, clinical development and corporate governance.

Amarin takes its Board refreshment process seriously and will not circumvent any step at the demand of one shareholder. The Board interviewed three of Sarissa’s five proposed candidates, all of whom are Sarissa employees, alongside independent candidates the Board had identified. In addition, Sarissa demanded that at least three of their candidates be appointed in a matter of days after the names were finally shared with the Company. Of note, two of Sarissa’s original five proposed candidates were junior Sarissa research analysts with less than five years of work experience.

Throughout our engagement and during the interviews with their candidates, Sarissa never proposed a single idea to help advance the business. With no plan and no new ideas, Sarissa is not the answer. Sarissa is now putting forward seven underqualified candidates, three of whom are Sarissa employees, who collectively lack critical understanding of operating a commercial stage company and have minimal experience with European product launch, pricing and reimbursement and commercial expertise.

Amarin Has a New Strategy, New Team and New Board

We recognize that Amarin has faced significant challenges with the launch of generic competition. And many of you – our fellow shareholders – have seen the market value of your stock suffer as a result.

Change was needed – and changes were implemented with more underway.

Following generic entry in the U.S., the Company addressed the challenges by creating a new, and sustainable path forward by expanding in Europe and international. We installed a new, experienced management team and meaningfully refreshed the Board, bringing critical expertise in international pharma with specific experience negotiating successful pricing and reimbursement outcomes and launching in Europe. Our management and board have collectively launched more than 25 cardiovascular and related products in over 45 different markets.

Amarin is Making Progress with Its New Strategy

Demonstrating our progress:

•

Geographic expansion in Europe and International is advancing rapidly and on-pace. Amarin advanced from having price negotiations with one European market in January 2022 to having VAZKEPA® available in five markets, and in pricing negotiation stage in another five markets by year-end. We have successfully secured attractive pricing in all markets where we have launched which will serve as useful benchmarks in further negotiations and will help maximize successful outcomes. The Company also secured six international regulatory approvals, including Hong Kong, Bahrain, Puerto Rico, Saudi Arabia, Australia and Switzerland.

•

Amarin has made fundamental changes to our U.S. business cost structure to maximize profitability. Amarin took action by significantly reducing its US sales force in October 2021, before Sarissa became an investor. In June 2022, Amarin announced a cost reduction program that reduced its U.S. commercial team by approximately 90% of pre-pandemic and pre-generic competition levels. Despite these reductions, leadership was able to generate four consecutive quarters of revenue stabilization and positive free cash flow of approximately $4 million in Q4 2022[1]. Amarin has multiple levers and strategies in place to respond to the evolving market dynamics and ensure profit and cash flow maximization, while providing the necessary investment to support European launches and revenues.

•

With four generic entrants on the market, Amarin’s U.S. business has maintained approximately 60% market share. This is unprecedented for any drug facing two years of generic competition. In most cases, branded pharmaceuticals lose 90% of their market share in the first 90 days post generic launch.

•	Amarin has also continued to progress our fixed-dose combination (FDC) program for icosapent ethyl, securing the future durability of our VASCEPA/VAZKEPA franchise in Europe.

[1]	As announced on January 10, 2023.

With Amarin at a strategic inflection point, we believe Sarissa’s misguided proxy contest will create significant disruption to the Company’s efforts in driving positive pricing and reimbursement decisions in Europe, continued stabilization of the U.S. business, advancement of our international strategy and progress on our FDC program.

Amarin has filed a preliminary proxy statement with the Securities and Exchange Commission relating to the Special General Meeting requisitioned by Sarissa and will announce the date of the Special General Meeting and the record date for shareholders to vote at the Special General Meeting in due course. Amarin shareholders are not required to take any action at this time.

J.P. Morgan is acting as financial advisor. Ropes & Gray LLP and Goodwin Procter LLP are acting as legal advisors to the Company.

About Amarin

Amarin is an innovative pharmaceutical company leading a new paradigm in cardiovascular disease management. From our foundation in scientific research to our focus on clinical trials, and now our commercial expansion, we are evolving and growing rapidly. Amarin has offices in Bridgewater, New Jersey in the United States, Dublin in Ireland, Zug in Switzerland, and other countries in Europe as well as commercial partners and suppliers around the world. We are committed to increasing the scientific understanding of the cardiovascular risk that persists beyond traditional therapies and advancing the treatment of that risk.

Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to U.S. federal securities law, including beliefs about Amarin’s key achievements in 2022 and the potential impact and outlook for achievements in 2023 and beyond; Amarin’s 2023 financial outlook and cash position; strategies to ensure profit maximization; Amarin’s strategic direction and actions management has taken to stabilize our U.S. business and position Amarin for growth and value creation; the runway for growth as Amarin’s strategic focus shifts toward expanding the business in Europe and other international markets; potential for positive pricing and successful reimbursement decisions in Europe; objectives of Amarin’s cost reduction program and other cash preservation initiatives, and diversification; Amarin’s commitment to identifying and rigorously evaluating new highly qualified, independent candidates for Amarin’s Board of Directors, including full, comprehensive evaluation of Sarissa Capital Management LP’s proposed nominees; and the overall potential and future success of VASCEPA (marketed as VAZKEPA in Europe) and Amarin generally. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including Amarin’s annual report on Form 10-K for the full year ended 2021, and Amarin’s quarterly reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022, and September 30, 2022, and its other filings. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Amarin undertakes no obligation to update or revise the information contained in its forward-looking statements, whether as a result of new information, future events or circumstances or otherwise. Amarin’s forward-looking statements do not reflect the potential impact of significant transactions the company may enter into, such as mergers, acquisitions, dispositions, joint ventures or any material agreements that Amarin may enter into, amend or terminate.

Availability of Other Information About Amarin

Amarin communicates with its investors and the public using the company website (www.amarincorp.com) and the investor relations website (investor.amarincorp.com), including but not limited to investor presentations and FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that Amarin posts on these channels and websites could be deemed to be material information. As a result, Amarin encourages investors, the media and others interested in Amarin to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on Amarin’s investor relations website and may include social media channels. The contents of Amarin’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Additional Information

Amarin, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from shareholders in connection with the matters to be considered at any special meeting called at the request of Sarissa. In response to Sarissa’s requisition notice dated January 10, 2023, the Company intends to file a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from shareholders. SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WOULD CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock and other securities is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.amarincorp.com) in the section “Investors” or through the SEC’s website at www.sec.gov. Additional information about Amarin’s directors and executive officers and their interests is set forth in Amarin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which was filed with the SEC on March 1, 2022, and amended on May 2, 2022, as well as Amarin’s proxy statement for its 2022 Annual General Meeting of Shareholders, which was filed with the SEC on May 24, 2022, and in the Company’s other SEC filings, which can be found through the Company’s website (www.amarincorp.com) in the section “Investors” or through the SEC’s website at www.sec.gov. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, would be set forth in the proxy statement and other materials filed with the SEC in connection with any special meeting convened at the request of Sarissa. Shareholders would be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.amarincorp.com.

Amarin Contact Information

Investor Inquiries:

Lisa DeFrancesco

Investor Relations Amarin Corporation plc

investor.relations@amarincorp.com (investor inquiries)

Media Inquiries:

Mark Marmur

Corporate Communications, Amarin Corporation plc

PR@amarincorp.com (media inquiries)

Or

Steve Frankel / Andi Rose / Tali Epstein

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449